Exhibit 99.1

Western Digital Announces Senior Notes Redemption

SAN JOSE, Calif. – March 13, 2025 – Western Digital Corporation (Nasdaq: WDC) announced today that it will redeem $1,800,000,000 aggregate principal amount of its 4.750% Senior Notes due 2026 (the “Notes”).

The redemption date for the Notes is April 14, 2025 (the “Redemption Date”). The Notes will be redeemed on the Redemption Date at a redemption price equal to 100% of the principal amount being redeemed, together with any applicable premium as of, and any accrued and unpaid interest, if any, up to, but excluding, the Redemption Date, in accordance with the terms of the Notes and the applicable indenture governing such Notes. As of the Redemption Date, the applicable premium on the Notes to be redeemed is zero, and after the Redemption Date, interest on each Note to be redeemed will cease to accrue. Upon completion of the Redemption, $500,000,000 aggregate principal amount of the Notes will remain outstanding.

A notice of redemption is being sent by the trustee for the Notes to all currently registered holders of such Notes. This press release does not constitute a notice of redemption under the indenture governing the Notes.

About Western Digital

Western Digital empowers the systems and people who rely on data. Consistently delivering massive capacity, high quality and low TCO, Western Digital is trusted by hyperscale cloud providers, enterprise data centers, content professionals and consumers around the world. Core to its values, the company recognizes the urgency to combat climate change and is on a mission to design storage technologies that not only meet today’s data demands but also contribute to a more climate-conscious future. Follow Western Digital on LinkedIn and learn more at www.westerndigital.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding the terms and timing of the redemption of the Notes. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q, filed with the Securities Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update or revise these forward-looking statements to reflect new information or events, except as required by law.

© 2025 Western Digital Corporation or its affiliates. All rights reserved. Western Digital, the Western Digital design, and the Western Digital logo are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the US and/or other countries. All other marks are the property of their respective owners.

Contacts:

Western Digital Investor Relations

investor@wdc.com

Western Digital Media Relations

WD.Mediainquiries@wdc.com